Exhibit 2.1

TERMINATION AGREEMENT

TERMINATION AGREEMENT (this “Termination Agreement”), dated as of August 18, 2005, by and among Danaher Corporation, a Delaware corporation and with IRS Employer Identification No. 59-1995548 (“Parent”), Edelweiss Holdings ApS, a company organized under the laws of the Kingdom of Denmark and registered with the Danish Commerce and Companies Agency under CVR-no. 28899505 and a wholly owned subsidiary of Parent (“Buyer”), and Leica Geosystems Holdings AG, a joint stock company (société anonyme, Aktiengesellschaft) organized under the laws of Switzerland and registered in Balgach at the following address: Heinrich-Wild-Strasse, 9435 Heerbrugg, Switzerland (the “Company”). Each of Parent, Buyer and the Company a “Party” and together the “Parties”.

WHEREAS, the Parties wish to mutually terminate the Transaction Agreement dated as of July 25, 2005, among the Parties (the “Transaction Agreement”), and to release and discharge the other Parties of all arrangements, commitments, contracts and understandings provided for by the Transaction Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Termination. The Parties hereby terminate the Transaction Agreement by mutual consent in accordance with Section 7(i) of the Transaction Agreement with immediate effect on the date hereof.

Section 2. Governing Law and Arbitration. This Termination Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, without regard to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first above written.

DANAHER CORPORATION

By:	/s/ Daniel A. Raskas
Name:	Daniel A. Raskas
Title:	Vice President Corporate Development

EDELWEISS HOLDINGS APS

By:	/s/ Philip Whitehead
Name:	Philip Whitehead
Title:	Managing Director

LEICA GEOSYSTEMS HOLDINGS AG

By:	/s/ Mario Fontana
Name:	Mario Fontana
Title:	Chairman

By:	/s/ Hans Hess
Name:	Hans Hess
Title:	CEO